EXHIBIT 99.1

Zones, Inc. to Be Acquired in Going Private Transaction for $8.65 per Share in Cash

AUBURN, WA--(Marketwire - July 31, 2008) - Zones, Inc. (the "Company," "Zones"(TM)) (NASDAQ: ZONS) announced today that it has entered into a definitive merger agreement to be acquired by Zones's Chairman and Chief Executive Officer, Firoz Lalji, for $8.65 per share in cash. Mr. Lalji currently beneficially owns approximately 54% of the outstanding shares of Zones.

Under the terms of the merger agreement, Zones shareholders, other than Mr. Lalji and certain related parties, will receive $8.65 in cash for each share of Zones common stock they hold, representing a premium of approximately 59 percent over Zones's closing share price of $5.44 on July 30, 2008, the last trading day prior to public announcement of the transaction.

The Board of Directors of Zones, on the unanimous recommendation of a Special Committee composed solely of independent directors, has approved the merger agreement and resolved to recommend that Zones shareholders adopt the agreement.

"The strategic review process was rigorous and thorough," said William C. Keiper, Chairman of the Zones Special Committee that was charged with overseeing the Company's evaluation of strategic alternatives. "After a significant amount of time and effort spent on shareholder value initiatives, we believe this transaction provides the greatest certainty for achieving the highest value for the Company's minority shareholders."

The transaction is expected to close in the fourth quarter of 2008 and is subject to customary closing conditions, including a requirement for approval by Zones shareholders and a special approval of shareholders other than Mr. Lalji and his related parties who will remain shareholders of the surviving corporation. The transaction is not subject to a financing condition.

Cascadia Capital, LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. are serving as financial advisors to the Special Committee of the Zones board of directors in connection with the transaction, and Lane Powell PC is acting as the Special Committee's legal advisor. DLA Piper US LLP is acting as legal advisor to Zones in connection with the transaction. K&L Gates LLP is acting as legal advisor to the acquirer in connection with the transaction.

About the Transaction

In connection with the proposed merger, Zones will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Zones at the Securities and Exchange Commission's Web site at http://www.sec.gov.

The proxy statement and such other documents may also be obtained for free from Zones by directing such request to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001 Attention: Investor Relations; Telephone (253) 205-3000.

Zones and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Zones's participants in the solicitation of proxies is set forth in Zones's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be set forth in the proxy statement relating to the merger when it becomes available.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Zones's current expectations or forecasts of future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These uncertainties and other factors also include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the transaction due to the failure to obtain the approval of shareholders, including approval of shareholders other than Mr. Lalji and his related parties who will remain shareholders of the surviving corporation, the failure to satisfy other conditions to completion of the transaction, or risks that the proposed transaction disrupts current plans and operations. Zones undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in Zones's Securities and Exchange Commission reports, including Zones's annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ended March 31, 2008.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Second Quarter Financial Results

On July 31, 2008, Zones issued a separate press release announcing its financial results for the quarter ended June 30, 2008.

For more information, contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
(253) 205-3000